Exhibit 10.1

        Section 4.1 of The Allstate Corporation's 2001 Equity Incentive Plan was amended as of March 9, 2004 to read as follows:

  "4.1 Number of Shares. Subject to Section 4.2 herein, the maximum number of shares of Stock available for grant under the Plan shall be 37,000,000 plus any shares of Stock remaining available for awards pursuant to the terms of The Allstate Corporation Equity Incentive Plan. Shares of Stock underlying lapsed or forfeited Awards, or Awards that are not paid in Stock, may be reused for other Awards. If, before June 30, 2003, the Option Exercise Price is satisfied by tendering Stock, only the number of shares issued net of the shares tendered shall be deemed issued under the Plan. Stock granted pursuant to the Plan may be (i) authorized but unissued shares of common stock or (ii) treasury stock."